Exhibit 99.1

NEWS RELEASE - for immediate release

Alexza Reports 2015 First Quarter Financial Results

Management to Review Results and Provide a General Update

in a Conference Call Scheduled Today for 5:00 p.m. Eastern Time

Mountain View, California - May 6, 2015 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) today reported financial results for the quarter ended March 31, 2015. The net loss and the loss from operations for the first quarter were $0.4 million and $13.0 million, respectively, compared to $10.7 million and $8.8 million during the same quarter in 2014, respectively. At March 31, 2015, Alexza had consolidated cash, cash equivalents, marketable securities, and restricted cash of $23.9 million.

“We continue to focus on ways in which to drive value in Alexza and our validated Staccato® platform, including continuing the development of AZ-002 (Staccato alprazolam) and AZ-007 (Staccato zaleplon), and in evaluating licensing opportunities for our Staccato technology and opportunities to license ADASUVE in geographies that are not currently partnered,” said Thomas B. King, President and Chief Executive Officer of Alexza Pharmaceuticals. “Another key component to that strategy is the need to reduce cost of goods for ADASUVE, which have been unsustainably high during the launch stage of the product.”

King continued, “To date, ADASUVE sales have been lower than originally projected, reflecting the challenges of launching a novel hospital-based product. We believe the sales during the initial global launch of ADASUVE do not reflect the clinical benefits ADASUVE can convey to patients, and we remain confident in ADASUVE’s long-term commercial prospects. At the same time, we realize that we cannot sustain a commercial production facility with capacity that exceeds the initial uptake of the product, and we must look to increase efficiencies and reduce the costs of producing ADASUVE.”

During 2013 and 2014, Alexza completed production of ADASUVE for commercial launch and initial stocking, which did not utilize Alexza’s full manufacturing capacity. In collaboration with Teva and Ferrer, Alexza conducted an analysis to evaluate need for the product and cost-effective strategies for ADASUVE commercial production. The analysis included supply chain requirements, production volume and timelines, commercial batch sizes and possible scenarios to make global production more efficient and cost-effective. Earlier this year, Teva and Ferrer provided longer-term ADASUVE orders, allowing Alexza to manufacture ADASUVE in a consistent manner to take advantage of the efficiencies of continued batch production.

Alexza plans to produce ADASUVE until early in the third quarter of 2015. Once existing orders are filled and shipped, the Company intends to suspend ADASUVE commercial production operations and resume commercial production in the future as additional commercial product is required by Teva and Ferrer. As the Company considers future commercial manufacturing strategies, it may also seek third parties who could manufacture ADASUVE on a more efficient basis, possibly in multi-product facilities.

Robert A. Lippe, Executive Vice President, Operations and Chief Operations Officer of Alexza said, “Balancing the manufacturing supply and demand can be challenging during the launch stage of any drug. It is more important with ADASUVE, as we have high manufacturing costs associated with our production facility that is not being used at full capacity. The shelf life of the product provides additional flexibility in building longer-term inventories for Teva and Ferrer. This, in turn, allows us to suspend production, which we believe will reduce costs.”

Antoni Villaró, Chief Operating Officer of Ferrer, commented, “We are very pleased at Ferrer with Alexza’s decision to increase the efficiency of production. To campaign production of specific products is a common practice at multiproduct manufacturing sites and has impact on financial management of industrial operations. On the commercial side, we continue to receive positive feedback from the physicians that are using ADASUVE and we strongly believe that sales will continue to grow as the product is included progressively in hospital formularies.”

Additional Alexza Business Updates

•	Ferrer currently markets ADASUVE in 14 EU countries. As of May 2015, Ferrer has also received ADASUVE approval in seven Latin American countries and currently markets the product in Guatemala. Ferrer anticipates additional EU member states and Latin American country approvals and launches in 2015 and 2016.

•	During the first quarter, Teva continued its commercial efforts with ADASUVE in the U.S., targeted to hospitals and healthcare professionals.

•	Five posters, prepared by EU physicians who have administered ADASUVE on multiple occasions, were presented and positively received at the 23rd European Congress of Psychiatry, held in Vienna in March 2015. These posters describe case studies of ADASUVE use in various patient populations where once administered, ADASUVE effectively treated the agitation in these patients.

•	In January 2015, Alexza initiated a Phase 2a study of AZ-002 (Staccato alprazolam), which is being developed for the management of epilepsy in patients with acute repetitive seizures (ARS). ARS occurs in a subset of patients with epilepsy who regularly experience breakthrough seizures, despite treatment with a regular regimen of anti-epileptic drugs. Data from this study is expected later in 2015.

•	During the first quarter, Alexza prepared its AZ-007 (Staccato zaleplon) program to initiate a Phase 2 study, subject to receiving additional funding. AZ-007 is being developed for the treatment of insomnia, including those patients with middle of the night awakening who have difficulty falling back asleep.

•	Teva and Alexza completed enrollment in their clinical study to assess the safety and pharmacokinetics of ADASUVE at doses of 2.5, 5 and 10 mg in adolescents. Teva and Alexza believe that data from this Phase 1 study may provide dosing information for potential follow-on efficacy and safety studies in adolescents.

•	During the second quarter of 2014, Alexza initiated the ADASUVE PASS (Post-Approval Safety Study) and DUS (Drug Utilization Study) clinical trials in the EU. Both studies are part of the post-approval requirements of the EMA approval for ADASUVE and are active. Through pharmacovigilance reporting and these two studies, there have been no identified safety concerns and no reported cases of bronchospasm.

•	In April, Alexza announced two management promotions. Dr. Edwin S. Kamemoto was promoted to the newly created position of Executive Vice President, R&D and Quality. In this new role, Dr. Kamemoto will be responsible for research and development, regulatory affairs, clinical research, pharmacovigilance, and the quality functions at Alexza. Dr. Lori H. Takahashi was promoted to the newly created position of Vice President, Pharmaceutical R&D and Quality. In this new role, Dr. Takahashi will be responsible for product research and development, toxicology, pharmacokinetics/ADME, analytical development, and day-to-day leadership of the quality functions at Alexza.

Financial Results—Periods Ended March 31, 2015 and 2014

Alexza recorded revenues of $0.7 million and $2.2 million in the quarters ended March 31, 2015 and 2014, respectively. Revenues consist of: i) product sales from units of ADASUVE sold to Teva and Ferrer, ii) the amortization of the upfront payments received from Ferrer, iii) milestone revenues from Ferrer, iv) royalty revenues from Teva for U.S. sales and v) licensing revenues.

	Three Months Ended March 31,
	2015	2014
Product revenues	$87	$438
Amortization of upfront payments	613	728
Milestone revenue	—	1,000
Royalty revenue	5	—

Total revenues	$705	$2,166

GAAP operating expenses were $13.7 million and $11.0 million in the quarters ended March 31, 2015 and 2014, respectively.

Cost of goods sold were $6.1 million and $3.8 million during the quarters ended March 31, 2015 and 2014, respectively. Alexza is in the early stages of commercialization and has incurred significantly higher than normal indirect costs in the production of its inventory. These costs are associated with manufacturing start-up costs and low production volumes, and Alexza expects to continue to incur higher than normal indirect costs until it gets closer to normal manufacturing capacity. In 2015, as a result of the uncertainty of future production as a result of revised sales forecasts, Alexza expensed $1.2 million of inventory with fixed expiration dates that would not be utilized prior to the suspension of its commercial production operations and it had an impairment charge of $1.4 million related to its manufacturing equipment.

Research and development expenses were $3.8 million and 3.1 million in the quarters ended March 31, 2015 and 2014, respectively. The increase in research and development expenses in 2015 as compared to 2014 is primarily due to the start of the Phase 2a clinical trial for AZ-002 and continued work related to the MAA post-approval commitments.

General and administrative expenses were at $3.7 million and $4.0 million during the three months ended March 31, 2015 and 2014, respectively. This decrease was primarily due to a decrease in share-based compensation expense, a result of fewer equity awards outstanding.

In connection with Alexza’s purchase of Symphony Allegro, Inc., or Allegro, in 2009, Alexza is obligated to make contingent cash payments to the former Allegro stockholders related to certain payments received by Alexza pertaining to ADASUVE/AZ-104 (Staccato loxapine) or AZ-002 (Staccato alprazolam). In order to estimate the fair value of the liability associated with the contingent cash payments, Alexza prepared several cash flow scenarios for ADASUVE, AZ-104 and AZ-002, which are subject to the contingent payment obligation. Each potential cash flow scenario consisted of assumptions of the range of estimated milestone and license payments potentially receivable from such collaborations and assumed royalties received from future product sales. Based on these estimates, Alexza computed the estimated payments to be made to the former Allegro stockholders. During the first quarter of 2015, Alexza revised the projected uptake of ADASUVE in the U.S. market. The change in product uptake, and the timing of related sales milestone payments, resulted in Alexza recognizing a non-operating, non-cash gain of $14.8 million.

Alexza believes that, based on its cash, cash equivalents, marketable securities and restricted cash balances at March 31, 2015, estimated product revenues, milestone payments associated with the sale of ADASUVE, and its current expected cash usage, it has sufficient capital resources to meet its anticipated cash needs into the fourth quarter of 2015. In light of its ongoing costs, investments in ADASUVE manufacturing and product candidate development, and its projected working capital needs, Alexza expects to need to source additional capital to finance its ongoing operations in the next twelve months. Changing circumstances may cause Alexza to consume capital significantly faster or slower than it currently anticipates, or to alter its operations.

Conference Call Information—5:00 p.m. Eastern Time on May 6, 2015

To access the webcast via the Internet, go to www.alexza.com, under the “Investors” link. Please log onto the webcast prior to the start of the call to ensure time for any software downloads that may be required to participate in the webcast.

LIVE CALL:

1-877-870-4263 or +1-412-317-0790 (international)

Passcode: Please request the Alexza Pharmaceuticals conference call

REPLAY:

1-877-344-7529 or +1-412-317-0088 (international)

Passcode: 10063923

A replay of the conference call may also be accessed at www.alexza.com under the “Investors” link. A replay of the call will be available for 7 days following the event.

About Alexza Pharmaceuticals, Inc.

Alexza Pharmaceuticals is focused on the research, development, and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s products are based on the Staccato® system, a hand-held inhaler designed to deliver a drug aerosol to the deep lung, providing rapid systemic delivery and therapeutic onset, in a simple, non-invasive manner.

ADASUVE®, Alexza’s first commercial product, is based on the Staccato system and has been approved for sale by the U.S. Food and Drug Administration, the European Commission, and in several Latin American countries. ADASUVE is currently being marketed in thirteen EU member countries, the United States, and one country in Latin America. ADASUVE has been approved in seven additional countries in Latin America.

Teva Pharmaceuticals USA, Inc., a subsidiary of Teva Pharmaceutical Industries Ltd., is Alexza’s commercial partner for ADASUVE in the United States. Grupo Ferrer Internacional SA is Alexza’s commercial partner for ADASUVE in Europe, Latin America, and the Commonwealth of Independent States countries.

ADASUVE® and Staccato® are registered trademarks of Alexza Pharmaceuticals, Inc. For more information, please visit www.alexza.com.

Safe Harbor Statement

Alexza’s policy is to provide guidance on product candidates and corporate goals only for the future one to two fiscal quarters, and to provide, update or reconfirm its guidance only by issuing a press release or filing updated guidance with the SEC in a publicly accessible document. Clinical and corporate milestones guidance is as of May 6, 2015 and financial guidance relating to the Company’s current cash, cash equivalents, and marketable securities is based upon balances as of March 31, 2015.

This news release contains forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including the ability of Alexza and its partners, Teva and Ferrer, to effectively and profitably commercialize ADASUVE, estimated product revenues and royalties associated with the sale of ADASUVE, the adequacy of the Company’s capital to support the Company’s operations, and the Company’s ability to raise additional funds and the potential terms of such potential financings. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and the Company’s other Periodic and Current Reports filed with the Securities and Exchange

Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:	Ana Kapor
Senior Director, Investor Relations and Corporate Communications
650.944.7906
akapor@alexza.com

ALEXZA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2015	2014
Revenue	705	2,166

Operating expenses:
Cost of goods sold	6,147	3,791
Research and development	3,824	3,130
General and administrative	3,737	4,048

Total operating expenses	13,708	10,969

Loss from operations	(13,003)	(8,803)

(Loss)/gain on change in fair value of contingent consideration liability	14,833	(1,150)
Interest and other income/(expense), net	(5)	6
Interest expense	(2,229)	(788)

Net loss	$(404)	$(10,735)

Basic and diluted net loss per share	$(0.02)	$(0.62)

ALEXZA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2015	December 31, 2014(1)
ASSETS
Current assets:
Cash and cash equivalents	$11,093	$15,200
Marketable securities	11,427	19,574
Receivables	99	173
Inventory	2,472	3,729
Prepaid expenses and other current assets	2,169	3,109

Total current assets	27,260	41,785

Property and equipment, net	11,693	13,953
Restricted cash	1,361	2,757
Other assets	2,856	3,065

Total assets	$43,170	$61,560

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Total current liabilities	8,241	11,517
Total noncurrent liabilities	86,596	101,696
Total stockholders’ deficit	$(51,667)	$(51,653)

Total liabilities and stockholders’ deficit	$43,170	$61,560

(1)	Derived from the audit financial statements on that date.